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EXHIBIT 99.2

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Risk factors

You should carefully consider the information set forth in this section, as well as the other information contained in this offering memorandum, in deciding whether to invest in the notes.

RISKS RELATED TO OUR BUSINESS

WE HAVE A SIGNIFICANT LEVEL OF INDEBTEDNESS THAT COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND PREVENT US FROM MAKING PRINCIPAL AND INTEREST PAYMENTS ON OUR DEBT OBLIGATIONS, INCLUDING THE NOTES.

We have now and, after the offering, will continue to have, a significant level of indebtedness. As of May 31, 2003, after giving pro forma effect to this offering, the closing of our new senior secured credit facility and the application of our net proceeds therefrom, assuming 100% of our 9 3/8% senior subordinated notes are tendered, our aggregate outstanding indebtedness would have been $385.3 million.

Our significant level of indebtedness could have important consequences to you. For example, it may:

- make it more difficult for us to satisfy our obligations with respect to the notes and our other debt;

- limit our ability to obtain additional financing for capital expenditures, acquisitions, joint ventures, strategic alliances, research and development, working capital or other purposes;

- require us to dedicate a material portion of our operating cash flow to fund interest payments on our indebtedness, thereby reducing funds available for capital expenditures, acquisitions, joint ventures, strategic alliances, research and development, working capital or other purposes;

- reduce our flexibility in responding to changing business and economic conditions;

-     increase our vulnerability to adverse economic and industry conditions;
      and

- place us at a competitive disadvantage compared to our competitors that may have less debt.

A SUBSTANTIAL PORTION OF OUR REVENUE COMES FROM CUSTOMERS IN A LIMITED NUMBER OF INDUSTRIES, PARTICULARLY THE AUTOMOTIVE, AEROSPACE AND DEFENSE INDUSTRIES.

Although we manufacture numerous products for use in many different applications, approximately 77% of our fiscal year 2002 net sales came from our Automotive Segment and our Power Group within our Technologies Segment which supply products primarily to the automotive, aerospace and defense industries. An economic downturn in one or more of these industries or any other adverse change that could affect these industries such as increased government regulation or decreased military spending could have a material adverse effect on us.

In addition, a majority of the net sales generated by the Technologies Segment in fiscal year 2002 was attributable, directly or indirectly, to the United States government. Although we do not foresee government spending on defense applications incorporating our products decreasing in the short term, changes in the domestic or international political climate could lead to decreases in federal military spending, which could have a material adverse effect on us.

OUR BUSINESS IS VERY COMPETITIVE AND INCREASED COMPETITION COULD REDUCE OUR
SALES.

Markets for our products are highly competitive. We compete based on quality, service, price, performance, timely delivery and technological innovation. Many of our competitors are more diversified and have greater financial and other resources than we do. In addition, with respect to certain of our products, some of our competitors are divisions of our OEM customers. We cannot assure you that our business will not be adversely affected by
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competition or that we will be able to maintain our profitability if the competitive environment changes.

OUR AUTOMOTIVE SEGMENT FACES INTENSE COMPETITION FOR ITS PRODUCTS AND SERVICES AND AUTOMOTIVE MANUFACTURERS ARE INCREASINGLY USING A SMALLER NUMBER OF SUPPLIERS TO SATISFY THEIR MANUFACTURING REQUIREMENTS.

The motor vehicle components industry is highly competitive and we believe this competition will intensify in the future. Our Automotive Segment faces competition from both domestic and international suppliers, as well as the automotive manufacturers themselves. In order to simplify vehicle designs and assembly processes and reduce their costs, automotive manufacturers are increasingly expecting their suppliers to provide fully engineered, pre-assembled combinations of components in systems and modules rather than individual components. Many suppliers do not have the technological or economic resources to satisfy these increasingly demanding standards. As a result, automotive manufacturers are increasingly relying on a smaller number of suppliers who can satisfy their more demanding manufacturing requirements. In addition, the automotive manufacturers have increasingly demanded price decreases from their suppliers, which forces suppliers like us to continually search for ways to reduce our manufacturing costs to preserve our operating margins. Our inability to achieve the cost savings and technological innovation necessary to comply with the increasingly demanding requirements of one or more of the automotive manufacturers to whom we supply our products could have a material adverse effect on us.

OUR AUTOMOTIVE SEGMENT IS DEPENDENT ON A SMALL NUMBER OF PRINCIPAL CUSTOMERS FOR A SIGNIFICANT PERCENTAGE OF ITS NET SALES.

In fiscal year 2002, Honda accounted for 12% of our net sales. The loss of any significant portion of our sales to this customer or any other significant customers would have a material adverse affect on us. The programs we have entered into with many of our automotive customers provide for supplying the customers' requirements for a particular model, rather than for manufacturing a specific quantity of products. Therefore, the loss of a program for a major model or a significant decrease in demand for certain key models or a group of related models sold by any of our major customers could have a material adverse effect on us.

DEMAND FOR OUR AUTOMOTIVE PRODUCTS DEPENDS UPON THE OVERALL CONDITION OF THE GLOBAL AUTOMOTIVE INDUSTRY.

Our financial performance depends on the economic conditions in the global automotive industry, as well as in the North American and European economies. Sales of our automotive products represented more than 60% of our net sales in fiscal year 2002. Demand in the automotive industry fluctuates in response to overall economic conditions and is particularly sensitive to changes in interest rate, consumer confidence and fuel costs. Any sustained weakness in demand or continued downturn in the global automotive industry or North American or European economies could have a material adverse effect on us.

WE MAY NOT BE SUCCESSFUL IN IMPLEMENTING OUR STRATEGY OF DEVELOPING NEW APPLICATIONS FOR OUR EXISTING TECHNOLOGIES AND PENETRATING NEW MARKETS FOR OUR EXISTING PRODUCTS.

One of the key elements of our business strategy is to develop new applications for our existing technologies outside of our core automotive, aerospace and defense markets. We plan to enter into new markets through joint ventures, acquisitions, strategic alliances, licensing arrangements and other technology initiatives in an effort to diversify and grow our revenue base. Successful implementation of this strategy will depend upon a number of factors including, without limitation, our ability to:

-     identify new industries, applications and markets for our technologies;

-     successfully integrate any acquired businesses into our operations;

- negotiate and execute favorable joint venture, strategic alliance, licensing and other technology arrangements for these new applications;

- manufacture products for these new applications in a cost efficient and profitable manner;
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-     develop effective marketing, sales and distribution networks for these new applications; and

-     obtain necessary financing consents to implement this strategy.

Our failure to implement one or more elements of this strategy may have a material adverse effect on us. In addition, we may incur additional indebtedness to implement this strategy, which may increase our leverage.

WE MAY NOT BE ABLE TO KEEP PACE WITH TECHNOLOGICAL ADVANCES IN THE INDUSTRIES IN WHICH WE COMPETE OR FUND THE CAPITAL INVESTMENTS NECESSARY TO UPGRADE OUR FACILITIES AND ENHANCE OUR PROCESSES NECESSARY IN ORDER TO KEEP PACE WITH SUCH ADVANCES.

Our business divisions and the markets for their products are subject to technological advances, evolving industry standards, changing customer requirements and improvements in and expansion of product offerings. Advances in technologies may make certain of our products and processes obsolete. Although we attempt to explore and develop new technologies in the industries in which we compete, we cannot assure you that our technologies and products will remain competitive or that we will be able to fund the capital investments necessary to upgrade our facilities and enhance our processes necessary to keep pace with such advances. Our failure to keep pace with technological changes in the industries in which we compete could have a material adverse effect on us.

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY ADEQUATELY, WE COULD LOSE OUR COMPETITIVE ADVANTAGE IN MANY OF THE INDUSTRIES IN WHICH WE COMPETE.

Our ability to compete effectively in the technology sectors in which we operate will depend, in part, on our ability to protect our current and future proprietary technologies, product designs and testing and manufacturing processes under existing and future patent, copyright, trademark, trade secret and unfair competition laws. We may not be able to adequately protect our intellectual property from misappropriation or infringement and may need to defend our intellectual property against the infringement claims of others, either of which could result in the loss of our competitive advantage in our markets and materially harm us. We face the following risks in protecting our intellectual property:

- we cannot be certain that our pending United States and foreign patent applications will result in issued patents or that any patents issued will be sufficiently broad to protect our technologies or processes;

- third parties may design around our patented technologies or seek to challenge or invalidate our patented technologies;

- we may incur significant costs and diversion of management resources in prosecuting or defending patent infringement suits;

- we may not be successful in prosecuting or defending patent infringement suits and, as a result, may be forced to seek to enter into costly royalty or licensing agreements; however, such royalty or licensing agreements may not be available to us or may not be available to us on commercially reasonable terms; and

- the contractual provisions we rely on to protect our trade secrets and proprietary information, such as our confidentiality and non-disclosure agreements with our employees, consultants and other third parties, may be breached and our trade secrets and proprietary information may be disclosed to our competitors or the public.

Moreover, the laws of certain foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. Although we implement protective measures and intend to defend and enforce our proprietary rights, there can be no assurance that these efforts will succeed. We may be forced to litigate within the United States or abroad to enforce our issued or licensed patents, to protect our trade secrets and know-how or to determine the enforceability, scope and validity of our proprietary rights and the proprietary rights of others. Enforcing or defending our proprietary rights may be expensive and may fail to result in timely and effective relief.

WE MAY NOT HAVE SUFFICIENT INSURANCE COVERAGE OR FUNDS AVAILABLE TO COVER ALL POTENTIAL PRODUCT LIABILITY AND WARRANTY CLAIMS.
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The failure of our products to perform as expected could give rise to product liability, warranty or recall claims, or claims for personal injury, property or other damages. We do not carry insurance for warranty or product recall claims. Although we believe we maintain adequate product liability insurance and a comprehensive quality control program, we cannot give any assurance that our products will not suffer from defects or other deficiencies or that we will not experience material warranty or products liability related costs, including product recalls in the future. Defects and deficiencies may result in additional development costs, diversion of technical and economic resources and the loss of credibility with our current and prospective customers. We also may incur material losses and significant costs in excess of anticipated amounts as a result of our customers returning products to us as a result of warranty-related issues. A successful claim against us may force us to incur significant costs which could result in a reduction of our working capital available for other uses, and have a material adverse effect on us.

ENVIRONMENTAL REGULATIONS THAT AFFECT EACH OF OUR BUSINESS SEGMENTS MAY LEAD TO SIGNIFICANT, UNFORESEEN EXPENSES.

Our operations and properties are subject to a wide variety of increasingly complex and stringent federal, state, local and international environmental laws and regulations, including those governing the use, storage, handling, generation, treatment, emission, release, discharge and disposal of materials, substances and wastes, the remediation of contaminated soil and groundwater and the health and safety of our employees. Some environmental laws, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, impose strict, and in certain circumstances, joint and several liability for remediation of hazardous substances at contaminated sites which may include facilities presently or formerly owned or operated by us or our predecessors, as well as at properties to which wastes we or our predecessors generated have been sent or otherwise come to be located. The nature of our operations exposes us to the risk of claims with respect to such matters, and we can give no assurance that violations of such laws have not occurred or will not occur or that material costs or liabilities will not be incurred in connection with such claims. Future events, such as new information, changes in existing environmental laws or their interpretation, or more vigorous enforcement policies of regulatory agencies, may have a material adverse effect on us.

Complying with environmental and safety requirements has added and will continue to add to our cost of doing business, and has increased the capital-intensive nature of our business. We believe that we are in compliance in all material respects with these laws and regulations and have set aside reserves for known remediation and corrective measures projects. However, we cannot assure you that our reserves will not be exceeded, or that we will not be adversely impacted by costs, liabilities or claims with respect to our operations under existing laws or those that may be adopted.

AS A GOVERNMENT CONTRACTOR AND SUBCONTRACTOR, WE ARE SUBJECT TO POTENTIALLY ADVERSE EFFECTS OF GOVERNMENT CONTRACT PROVISIONS AND AUDITS.

As a contractor and subcontractor to the United States government, we are subject to various laws and regulations that are more restrictive than those applicable to non-government contractors. The majority of our Technologies Segment's fiscal year 2002 net sales were made directly or indirectly to the United States government. Contracts directly or indirectly with the United States government are governed by rules favoring the government's or the prime contractors' contractual position. As a consequence, such contracts may be subject to protest or challenge by unsuccessful bidders or to termination, reduction or modification in the event of changes in government requirements, reductions in federal spending or other factors. The accuracy and appropriateness of certain costs and expenses used to substantiate our direct and indirect costs for the United States government under both cost-plus and fixed-price contracts are subject to extensive regulation and audit by the Defense Contract Audit Agency, an agency of the United States Department of Defense.

WE FACE INCREASINGLY STRINGENT UNITED STATES AND FOREIGN GOVERNMENT REGULATIONS AND POLICIES, AND HAVE EXPOSURE TO CERTAIN OTHER RISKS ASSOCIATED WITH OUR FOREIGN OPERATIONS.

Domestic and foreign political developments and government regulations and policies directly affect our products and services in the United States and abroad. We currently have manufacturing and distribution relationships in North America, Germany, Asia and Mexico. The modification of existing laws, regulations or policies, or the
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adoption of new laws, regulations or policies could have a material adverse effect us. Our failure to comply with these laws and regulations could subject us to civil and criminal penalties which also could have a material adverse effect on us.

In addition, our foreign operations are subject to certain risks which could have a material adverse effect on us. These risks include, but are not limited to:

-     currency exchange rate fluctuations;

- tax rates in certain foreign countries potentially exceeding those in the United States and the potential subjection of foreign earnings to withholding requirements or the imposition of tariffs, exchange controls or other restrictions; and

- general economic and political conditions in countries where we operate and/or sell our products, including inflation.

WE MAY BE UNABLE TO OBTAIN CERTAIN PARTS, RAW MATERIALS AND NATURAL GAS AT FAVORABLE PRICES.

Generally, our raw material requirements are obtainable from various sources and in the desired quantities. However, our suppliers may be unable to provide parts at prices acceptable to us, on schedules or at the quality we require, and obtaining alternative parts could slow or stop production of our products and impair our ability to generate revenues. The principal raw materials which we require to manufacture our products are rubber, steel, zinc, nickel, boron and aluminum. The prices of these raw materials are subject to fluctuation. Similarly, the price of natural gas is subject to fluctuation. Our Wolverine division and the Filtration and Minerals Segment use a substantial amount of natural gas in connection with certain of their manufacturing operations. If we were forced to find alternate suppliers or if the price of one or more of the commodities rose substantially, we may be forced to expend unforeseen resources, which could have a material adverse effect on us.

WE DEPEND ON THE SERVICES OF KEY INDIVIDUALS AND RELATIONSHIPS, THE LOSS OF WHICH WOULD MATERIALLY HARM US.

Our success will depend, in part, on the efforts of our executive officers and other key employees. In addition, our future success will depend on, among other factors, our ability to attract and retain other qualified personnel. The loss of the services of any of our key employees or the failure to attract or retain employees could have a material adverse effect on us. In addition, the controlling shareholder of our parent, Granaria Holdings B.V., provides us with valuable strategic, operational and financial support, the loss of which could have a material adverse effect on us.

WE MAY BE SUBJECT TO WORK STOPPAGES AT OUR FACILITIES OR OUR CUSTOMERS MAY BE SUBJECTED TO WORK STOPPAGES.

As of May 31, 2003, approximately 30% of our work force was unionized. If our unionized workers were to engage in strikes, work stoppages or other slowdowns in the future, we could experience a significant disruption of our operations, which could have a material adverse effect on us. In addition, if a greater percentage of our work force becomes unionized, our business and financial results could be materially adversely affected. Many of our direct or indirect customers have unionized work forces. Strikes, work stoppages or slowdowns experienced by these customers or their suppliers could result in slowdowns or closures of assembly plants where our products are sold. Any interruption in the delivery of our customers' products could reduce demand for our products and could have a material adverse effect on us.

WE ARE CONTROLLED BY A SMALL NUMBER OF SHAREHOLDERS WHOSE INTERESTS MAY CONFLICT WITH THE INTERESTS OF THE HOLDERS OF THE NOTES.

We are a wholly-owned subsidiary of our parent whose only asset is our stock. Granaria Holdings B.V., indirectly owns 45.7% of the common stock of our parent and controls 62.5% of the common stock of our parent. ABN AMRO Participaties B.V. and Residex Capital IV, C.V. indirectly own 37.5% and 15.0%, respectively, of the common stock of our parent. Circumstances may occur in which the interests of Granaria Holdings B.V., ABN AMRO Participaties B.V. and Residex Capital IV, C.V. could be in conflict with the interests of the holders of the notes. If we encounter financial difficulties, or are unable to pay certain of our debts as they mature, the interests of
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our parent's shareholders (whether or not as holders of our equity securities)
might conflict with those of the holders of the notes. In addition, our parent's shareholders may have an interest in pursuing acquisitions, divestitures or other transactions that, in their judgment, could enhance their equity investment, even though such transactions might involve risks to the holders of the notes.

RISKS RELATED TO THE OFFERING

NOT ALL OF OUR SUBSIDIARIES ARE GUARANTORS AND ASSETS OF THE NON-GUARANTOR SUBSIDIARIES MAY NOT BE AVAILABLE TO MAKE PAYMENTS ON THE NOTES.

Not all of our subsidiaries will guarantee the notes. Unrestricted subsidiaries, foreign subsidiaries and receivables subsidiaries will not be guarantors. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, these non-guarantor subsidiaries will pay the holders of their debts and their trade creditors before they will be able to distribute any of their assets to us. The non-guarantor subsidiaries generated approximately 13% of our Adjusted EBITDA for the twelve-month period ended May 31, 2003 and held approximately 19% of our total assets as of May 31, 2003.

YOUR RIGHT TO RECEIVE PAYMENTS ON THE NOTES WILL BE SUBORDINATED TO THE RIGHTS OF OUR AND THE GUARANTORS' EXISTING AND FUTURE SECURED CREDITORS. ASSETS OF OUR NON-GUARANTOR SUBSIDIARIES MAY NOT BE AVAILABLE TO MAKE PAYMENTS ON THE NOTES.

Holders of our secured indebtedness and the secured indebtedness of the guarantors will have claims that are senior to the claims of holders of the notes to the extent of the value of the assets securing such secured indebtedness. We expect we and our subsidiaries will be parties to a new senior secured credit facility, which is secured by substantially all of our assets, all of our capital stock, and all of the equity interests in our domestic subsidiaries. Our industrial revenue bonds will be secured by letters of credit issued under our new senior secured credit facility. The notes will be effectively subordinated to the debt obligations under our new senior secured credit facility and our industrial revenue bonds. If we are declared bankrupt or insolvent, or are liquidated, holders of our secured debt and the secured debt of our subsidiaries will be entitled to be paid from our assets before any payment may be made with respect to the notes. In addition, in that circumstance, holders of debt of our non-guarantor subsidiaries would be entitled to be paid from the assets of those subsidiaries before the proceeds of those assets could be applied to pay the notes. If any of the foregoing events occur, we cannot assure you that we will have sufficient assets to pay amounts due on our secured debt, the secured debt of the guarantors, the debt of our non-guarantor subsidiaries, and the notes. As a result, holders of the notes may receive less, ratably, than holders of our and the guarantors' secured debt and the holders of the debt of our non-guarantor subsidiaries. As of May 31, 2003, assuming this offering and the related transactions had occurred on that date, we would have had approximately $165.3 million of senior secured indebtedness outstanding and $85.0 million of additional senior secured indebtedness available to be borrowed under our new senior secured credit facility.

OUR EXISTING DEBT AGREEMENTS CURRENTLY INCLUDE, AND OUR NEW SENIOR SECURED CREDIT FACILITY, WILL INCLUDE RESTRICTIVE AND FINANCIAL COVENANTS THAT LIMIT OR MAY IN THE FUTURE LIMIT OUR OPERATING FLEXIBILITY.

The agreements governing our indebtedness obligations relating to our new senior secured credit facility, the notes and our industrial revenue bonds, as well as our unconsolidated accounts receivable asset-backed securitization, contain or will contain covenants that, among other things, restrict our ability to take specific actions in certain situations, even if we believe them to be in our best interest. These include restrictions on our ability to:

- incur additional debt, pay dividends or distributions on, or redeem or repurchase, our capital stock;

-     permit liens on our assets to secure debt;

-     merge, consolidate or enter into other business combination transactions;

-     issue and sell capital stock of our subsidiaries;

-     enter into certain transactions with affiliates;
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-     enter into sale and leaseback transactions;

-     transfer or sell assets; and

-     make certain investments, including investments in joint ventures.

In addition, the agreements governing our senior secured credit facility and our unconsolidated accounts asset-backed receivable securitization, contain financial covenants which require us to comply with specified financial ratios and tests relating to leverage and fixed charge coverage ratios, among others.

These restrictions could limit our ability to obtain future financings, make needed capital expenditures, withstand a future downturn in our business or the economy in general, or otherwise conduct necessary corporate activities. We may also be prevented from taking advantage of business opportunities that arise because of the limitations that these restrictive covenants impose on us.

Our ability to comply with our covenants may be affected by events beyond our control, including prevailing economic, financial, and industry conditions. A breach of any of these covenants would result in a default under the applicable agreement. A default, if not waived, could result in acceleration of the obligations outstanding under, or termination of, the applicable agreement and in a default with respect to, and acceleration of the debt outstanding under, or termination of, the other agreements. If that should occur, we may not be able to pay all such debt or to borrow sufficient funds to refinance it. Even if new financing were then available, it may not be on terms that are acceptable to us.

WE MAY NOT BE ABLE TO REPURCHASE THE NOTES OR REPAY DEBT UNDER OUR NEW SENIOR SECURED CREDIT FACILITY UPON A CHANGE IN CONTROL.

Upon the occurrence of a "change of control," as defined in the indenture, holders of the notes may require us to offer to repurchase all or any part of their notes. We may not have sufficient funds at the time of the change of control to make the required purchases, or restrictions under our new senior secured credit facility may not allow such repurchases. Additionally, such a change of control may constitute a default under the terms of our new senior secured credit facility. In such event, the lenders under our new senior secured credit facility may accelerate the outstanding indebtedness thereunder, causing an event of default under the indenture. If the change of control were to cause a default under our new senior secured credit facility, we would be required to repay our outstanding indebtedness and cash collateralize our outstanding letters of credit under our revolving credit facility. As a result, in the event of a change of control, we may not have or be able to raise sufficient funds to repurchase the notes, repay outstanding indebtedness under our new senior secured credit facility and cash collateralize our outstanding letters of credit under our revolving credit facility. Furthermore, using available cash to fund the potential consequences of a change of control may impair our ability to obtain additional financing in the future.

FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID GUARANTEES AND REQUIRE NOTE HOLDERS TO RETURN PAYMENTS RECEIVED FROM GUARANTORS.

The notes will be guaranteed by our parent and substantially all of our domestic subsidiaries. The guarantees may be subject to review under United States bankruptcy law and comparable provisions of state fraudulent conveyance laws if a bankruptcy or reorganization case or lawsuit is commenced by or on behalf of our or one of a guarantor's unpaid creditors. Under these laws, if a court were to find in such a bankruptcy or reorganization case or lawsuit that, at the time any guarantor issued a guarantee of the notes:

- it issued the guarantee to delay, hinder or defraud present or future creditors; or

- it received less than reasonably equivalent value or fair consideration for issuing the guarantee at the time it issued the guarantee; and

      - it was insolvent or rendered insolvent by reason of issuing the guarantee; or
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      -     it was engaged, or about to engage, in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital to carry on its business; or

      - it intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature;

then the court could void the obligations under the guarantee, subordinate the guarantee of the notes to that guarantor's other debt or take other action detrimental to holders of the notes and the guarantees of the notes.

The measures of insolvency for purposes of these fraudulent transfer laws vary depending upon the law of the jurisdiction applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if, at the time it incurred the debt:

- the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

-     it could not pay its debts as they become due.

We cannot be sure as to the standard that a court would use to determine whether or not a guarantor was solvent at the relevant time, or, regardless of the standard that the court uses, that the issuance of the guarantees would not be voided or the guarantees would not be subordinated to the guarantors' other debt. If such a case were to occur, the guarantees of our domestic subsidiaries could also be subject to the claim that, since the guarantees were incurred for our benefit and only indirectly for the benefit of such guarantors, the obligations of such guarantors were incurred for less than fair consideration.

THERE ARE RESTRICTIONS ON YOUR ABILITY TO TRANSFER OR RESELL THE NOTES WITHOUT REGISTRATION UNDER APPLICABLE SECURITIES LAWS.

The notes are being offered and sold pursuant to exemptions from registration under United States and applicable state securities laws. Therefore, you may transfer or resell the notes in the United States only in a transaction registered under or exempt from the registration requirements of the United States and applicable state securities laws, and you may be required to bear the risk of your investment for an indefinite period of time. We are obligated to commence an offer to exchange the notes for equivalent notes registered under United States securities laws or, in certain circumstances, to register the reoffer and resale of the notes under United States securities laws. The SEC has discretion to declare a registration statement effective and may delay or deny the effectiveness of a registration statement for a variety of reasons.

THERE IS NO ESTABLISHED TRADING MARKET FOR THE NOTES, AND YOU MAY NOT BE ABLE TO SELL THEM QUICKLY OR AT THE PRICE THAT YOU PAID.

The notes are a new issue of securities for which there is no established public market. The initial purchasers have advised us that they intend to make a market in the notes, and the exchange notes, if issued, as permitted by applicable laws and regulations. However, the initial purchasers are not obligated to make a market in the notes or the exchange notes, and they may discontinue their market-making activities at any time without notice. The notes are being offered and sold only to qualified institutional buyers and to persons outside of the United States and are subject to restrictions on transfer. Therefore, we cannot assure you that an active market for the notes or exchange notes will develop or, if developed, that it will continue. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market, if any, for the notes or exchange notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your notes. In addition, subsequent to their initial issuance, the notes or exchange notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar notes, our performance and other factors. We expect that the notes will be eligible to be traded in The PORTAL(SM) Market. We do not intend to apply for listing of the notes on any securities exchange.